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                                                                Exhibit 23.2


                 CONSENT OF WILLIAM BUCK, CHARTERED ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-94488, 33-94490, 33-94492 and 33-94494) pertaining to the
Amended and Restated 1993 Stock Option Plan, the 1994 Executive Stock Option Plan, the 1995 Director Stock Option Plan and the 1995 Employee Stock Purchase Plan of Open Environment Corporation of our reports dated September 3, 1996, with respect to the consolidated financial statements of Jarrah Technologies Pty Limited for the years ended December 31, 1993 and 1994 included in the Annual Report (Form 10-K) of Open Environment Corporation and subsidiaries for the year ended December 31, 1995 as amended in this Form 10-K/A.



/s/ N T Hatzistergos
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Sydney, New South Wales, Australia
October 10, 1996